SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2 (b)
                                (Amendment No. 1)


                       MERRILL MERCHANTS BANCSHARES, INC.
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                                (Name of Issuer)


            COMMON STOCK, $1.00 PAR VALUE PER SHARE ("COMMON STOCK")
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                         (Title of Class of Securities)


                                    59021H103
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                                 (CUSIP Number)


                                 AUGUST 14, 1998
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]  Rule 13d-1(b)
          [X]  Rule 13d-1(c)
          [ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                        -----------------
CUSIP NO.   59021H103                  13G                   PAGE 1 OF 3 PAGES
---------------------                                        -----------------

================================================================================
  1     NAME OF REPORTING PERSON
        SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (VOLUNTARY)

        WILLIAM C. BULLOCK, J.R.
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  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
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  3     SEC USE ONLY


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  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED STATES
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                           5    SOLE VOTING POWER

                                229,680
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                NONE
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 229,680
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                NONE
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        229,680
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.7%
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 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                               PAGE 2 OF 3 PAGES

ITEM 1(A).  NAME OF ISSUER:
            MERRILL MERCHANTS BANCSHARES, INC.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:
            201 MAIN STREET
            BANGOR, ME  04402-0925

ITEM 2(A).  NAME OF PERSON FILING:
            WILLIAM C. BULLOCK, JR.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:
            201 MAIN STREET
            BANGOR, ME  04402-0925

ITEM 2(C).  CITIZENSHIP:
            UNITED STATES

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:
            COMMON STOCK, $1.00 PAR VALUE PER SHARE ("COMMON STOCK")

ITEM 2(E).  CUSIP NUMBER:
            59021H103

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR
            (C), CHECK WHETHER THE PERSON FILING IS A:

If this statement is being filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.     OWNERSHIP:
            (A) AMOUNT BENEFICIALLY OWNED                               229,680

            Common Stock
            The Bullock Family Trust, William C. Bullock, Jr. Trustee   105,933

            Stock Options convertible into Common Stock
            William C. Bullock, Jr.                                       7,194

            Mandatory Convertible Debentures into Common Stock
            The Bullock Family Trust, William C. Bullock, Jr. Trustee    34,965

            Series A Preferred Stock convertible into Common Stock
            The Bullock Family Trust, William C. Bullock, Jr. Trustee    81,588

            (B) PERCENT OF CLASS                                            8.7%
                  Shares Beneficially Owned                             229,680
                      Divided by
                  Current Outstanding Common Stock                    2,583,986
                      Less Treasury Stock                               (66,247)
                      Plus Stock Options                                  7,194
                      Plus Mandatory Convertible Debentures              34,965
                      Plus Series A Preferred Stock                      81,588

           (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                  (I)   SOLE POWER TO VOTE OR TO
                        DIRECT THE VOTE                                 229,680
                  (II)  SHARED POWER TO VOTE OR TO
                        DIRECT THE VOTE                                     n/a
                  (III) SOLE POWER TO DISPOSE OR TO
                        DIRECT DISPOSITION OF                           229,680
                  (IV)  SHARED POWER TO DISPOSE OR TO
                        DIRECT DISPOSITION OF                               n/a

                                                               PAGE 3 OF 3 PAGES

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
            NOT APPLICABLE

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
            NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
            NOT APPLICABLE

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
            NOT APPLICABLE

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:
            NOT APPLICABLE

ITEM 10.    CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE:
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 2000
---------------------------
Date


/s/ William C. Bullock, Jr.
---------------------------
Signature


William C. Bullock, Jr.
---------------------------
Name/Title


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Seess.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)